Exhibit 99.77K


SUB-ITEM 77K:  Changes in registrant's certifying accountant


     On December 14, 2004, Deloitte & Touche LLP was removed as the independent registered public accounting firm for the Hillman Capital Management Investment Trust (the "Funds"). Deloitte & Touche LLP was previously engaged as the independent registered public accounting firm to audit the Funds' financial statements.

     Deloitte & Touche LLP issued reports on the Funds' financial statements as of September 30, 2004 and 2003. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to remove Deloitte & Touche LLP was approved by the Funds' Audit Committee and ratified by the Funds' Board of Trustees.

     At no time preceding the removal of Deloitte & Touche LLP were there any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Deloitte & Touche LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

     The Funds engaged Briggs Bunting & Dougherty, LLP as their new independent registered public accounting firm on December 14, 2004. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Funds consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements, or
(ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

     The Funds have provided Deloitte & Touche LLP with a copy of these disclosures and has requested Deloitte & Touche LLP to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree.